Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 1, 2025, by and among LIVENT CORPORATION, a Delaware corporation (the “Company”), ARCADIUM LITHIUM PLC, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Arcadium”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor-in-interest to U.S. Bank National Association), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of June 25, 2020 (the “Original Indenture”), by and between the Company and the Trustee, pursuant to which the Company issued its 4.125% Convertible Senior Notes due 2025 (the “Notes”), as amended and supplemented by that certain First Supplemental Indenture, dated as of January 4, 2024, by and among the Company, Arcadium and the Trustee (the “First Supplemental Indenture” and the Original Indenture, as amended by the First Supplemental Indenture, the “Indenture”);

WHEREAS, Section 10.01(c) provides that, without the consent of any Holder, the Company, when authorized by the resolutions of the Board of Directors, and the Trustee, at the Company’s expense, may enter into a supplemental indenture to add guarantees with respect to the Notes;

WHEREAS, Arcadium desires to fully and unconditionally guarantee all of the payment obligations of the Company under the Notes and the Indenture so as to make available the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act for ordinary shares, par value $1.00 per share, of Arcadium delivered upon conversion of the Notes, as provided in this Supplemental Indenture;

WHEREAS, Section 10.01(i) provides that, without the consent of any Holder, the Company, when authorized by the resolutions of the Board of Directors, and the Trustee, at the Company’s expense, may enter into a supplemental indenture to irrevocably select a Settlement Method, or eliminate the right of the Company to choose a particular Settlement Method, on conversion of Notes, in each case prior to the deadline for electing a Settlement Method for such conversion or actually electing (or deemed electing) a Settlement Method pursuant to Section 14.02 of the Indenture;

WHEREAS, the Company desires to irrevocably select and elect Physical Settlement as the Settlement Method on any conversion of Notes, as provided in this Supplemental Indenture; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company, Arcadium and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:

ARTICLE 1
Definitions

Section 1.01          General.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2
Guarantee

Section 2.01          Guarantee.  Arcadium (the “Guarantor”) hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, this Supplemental Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(a)           the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, each of the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption, conversion or otherwise, and interest on the overdue principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of and accrued and unpaid interest on, each of the Notes, if lawful, and all other obligations of the Company to the Holder or the Trustee under the Indenture, this Supplemental Indenture and the Notes (including, without limitation, any amount due and payable to the Trustee under Section 7.06 of the Original Indenture), will be promptly paid or performed in full when due, whether at maturity, by acceleration, redemption, conversion or otherwise; and

(b)          in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that such Notes or obligations shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (collectively, such guarantee, the “Note Guarantee”).

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay or perform the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes or the Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 of the Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Note Guarantee.

Section 2.02         Limitation on Guarantor Liability. The Guarantor, and by its acceptance of this Note Guarantee, each Holder, by the acceptance of its Notes, hereby confirms that it is the intention of all such parties that this Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of bankruptcy, insolvency, fraudulent transfer or any similar laws to the extent applicable to this Note Guarantee.

Section 2.03          Execution. To evidence the Note Guarantee set forth in Section 3.01 hereof, this Supplemental Indenture will be executed on behalf of the Guarantor by one of its Officers.

The Guarantor hereby agrees that the Note Guarantee set forth in Section 3.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

If an Officer whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note on which the Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guarantor with respect to such Note.

Section 2.04         Releases. Upon the satisfaction and discharge of the Indenture in accordance with Article 3 of the Indenture, the Guarantor will be released and relieved of any obligations under the Note Guarantee.

ARTICLE 3
IRREVOCABLE SELECTION AND ELECTIONS

Section 3.01          Irrevocable Selection and Election of Physical Settlement.  The Company hereby irrevocably selects and elects Physical Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date of this Supplemental Indenture.

Section 3.02         Irrevocable Election to Eliminate Cash Settlement and Combination Settlement. The Company hereby irrevocably eliminates the right of the Company to elect Cash Settlement or Combination Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date of this Supplemental Indenture.

ARTICLE 4
Miscellaneous Provisions

Section 4.01          Effectiveness; Construction.  This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof.  Upon such effectiveness, the Indenture shall be supplemented in accordance herewith.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.  The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 4.02           Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 4.03          Trustee Matters.  The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby.  The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, including, without limitation, its right to be indemnified, whether or not elsewhere herein so provided.  The recitals contained in this Supplemental Indenture shall be taken as the statements of Arcadium and the Company and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.04          No Third-Party Beneficiaries.  Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 4.05          Severability.  In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 4.06         Headings.  The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof

Section 4.07         Successors.  All agreements of the Company, Arcadium and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 4.08         Governing Law.  THIS SUPPLEMENTAL INDENTURE AND THE NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.09          Counterpart Signatures.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice") received pursuant to this Supplemental Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to Trustee) shall be deemed original signatures for all purposes. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to the Notes must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), in English. Each other party to this Supplemental Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to Trustee, including without limitation the risk of Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to Trustee in lieu of, or in addition to, any such electronic Notice.

Section 4.10        Delivery of Notice to Holders. The Company hereby requests the Trustee provide the notice to Holders pursuant to Section 14.02(a) of the Indenture attached hereto as Exhibit A promptly following execution of this Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

ARCADIUM LITHIUM PLC

By:	/s/ Gilberto Antoniazzi
Name:	Gilberto Antoniazzi
Title:	Vice President, Chief Financial Officer and Treasurer

LIVENT CORPORATION

By:	/s/ Ronald Stark

Name:	Ronald Stark
Title:	President

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor-in-interest to U.S. Bank National Association), as Trustee

By:	/s/ Michael Judge
Name:	Michael Judge
Title:	Vice President

[Signature Page to Supplemental Indenture]

Exhibit A

NOTICE
TO THE HOLDERS OF
LIVENT CORPORATION
4.125% CONVERTIBLE SENIOR NOTES DUE 2025

CUSIP No. 53814L AB4
ISIN No. US53814LAB45

LIVENT CORPORATION

January 1, 2025

NOTICE IS HEREBY GIVEN that, pursuant to Section 14.02(a)(iii) of that certain Indenture, dated as of June 25, 2020 (the “Indenture”), by and between Livent Corporation (the “Company”) and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association) (the “Trustee”), as amended and supplemented by that certain First Supplemental Indenture, dated as of January 4, 2024, by and among the Company, Arcadium Lithium plc (“Arcadium”) and the Trustee, that, on the date hereof, the Company irrevocably selected and elected Physical Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date hereof (the “Settlement Election”), and, pursuant to Section 10.01(c) and 10.01(i), the Company, Arcadium and the Trustee have executed a Second Supplemental Indenture, dated as of the date hereof, providing for a guarantee of the Notes by Arcadium and for the Settlement Election.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture. This notice is qualified in its entirety by the terms and conditions outlined in the Indenture.

The CUSIP and ISIN numbers referred to above have been assigned to the Notes by an organization not affiliated with the Company or the Trustee and are included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of these CUSIP or ISIN numbers, nor is any representation made as to their correctness or accuracy on the Notes or as indicated in this notice.

LIVENT CORPORATION

By:
Name: Gilberto Antoniazzi
Title: Vice President and Chief Financial Officer